UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.          )

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☐	Definitive Proxy Statement.

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☑	Soliciting Material Pursuant to §240.14a-12

First Data Corporation

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other Than the Registrant)

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Filed by First Data Corporation

Pursuant to Rule 14a-12 under the Securities Exchange Act of 1934

Subject Company: First Data Corporation

Commission File No.: 001-11073

THIS FILING CONSISTS OF A BLOG ENTRY THAT WAS POSTED BY DAVID P. BAILIS, THE PRESIDENT, FINANCIAL INSTITUTION SERVICES OF FIRST DATA CORPORATION, ON HIS EMPLOYEE BLOG.

April 2, 2007

The recent announcement of the proposed acquisition of FDC by Kohlberg Kravis and Roberts is exciting in many dimensions while at the same time I recognize it may cause some uncertainty and concern for a few. It has been a journey to reach this point in the proposed transaction, and I would like to share my thoughts about it all.

First, FDC is a tremendous business that has been providing meaningful financial returns for our shareholders from its inception. Our business model is unbeatable—long term recurring revenue from electronic transaction processing in a high volume environment coupled with the world’s most qualified and dedicated subject matter experts. In one sense, the proposed acquisition is an expression of confidence by KKR that our business and our people are capable of truly exceptional things and that the best is yet to come for the business and our customers.

While some cynics might scoff at this notion, KKR are very smart people with deep experience in analyzing diverse businesses—they are putting at risk significant sums of money, placing a bet if you will, on our business and our people. We should all have a sense of satisfaction in what we have worked so hard to build—a business which serves as a trusted advisor to our customers, a business which has demonstrated its ability to sustain itself in good times and bad, and a business that has provided our colleagues with an opportunity to prosper and grow professionally. This is a business that is so strong and so attractive that a group such as KKR is willing to place a large bet on its future.

We are a successful community that has done the right things in the right way to create value for our shareholders. No single person accomplished such a monumental task. It took the skill and energies of the entire FDC community over many years to arrive where we are today. Again, we should be proud of our achievement.

The agreement to execute the proposed transaction was signed on Sunday evening and there remain a multitude of issues to finalize — what types of incentive plans are appropriate for our colleagues as a private company, what happens to employee plans such as the Employee Discount Stock Purchase Plan and the like. We are very focused on answering as many questions as our colleagues may have as quickly as we can.

As with any major change or period of uncertainty, people have a natural and understandable tendency to be anxious and concerned. What about this, what about that, what if…. My answer is simple. What is important both in the short and long term is taking care of our clients, focusing on exceeding their expectations everyday in everything we do. If we continue to listen carefully to our clients, if we provide operational and delivery excellence in all that we do for our clients, if we stay focused on growing our business and walk the talk by ensuring we behave in accordance with our Guiding Principles, then each of us individually and the FDC community as a whole will continue to be successful. We will be able to filter out the white noise, calm our nerves and do what is important. The people seeking to formulate the answers to the many questions, and that includes me, are approaching the matters with the right orientation after the right result to ensure the continued success of the FDC community.

Sometimes we are accused at FDC of failing to celebrate our successes. I’d like to take a moment right now to acknowledge the accomplishments of all my colleagues that ultimately yielded the proposed transaction with KKR. We are at this threshold because of your success, and on behalf of our shareholders and me, thank you.

Additional Information About the Merger and Where to Find It

In connection with this proposed transaction, First Data Corporation (the “Company”) will file a proxy statement with the Securities and Exchange Commission (“SEC”). STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT FILED WITH THE SEC CAREFULLY AND IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The final proxy statement will be mailed to the Company’s stockholders. In addition, stockholders will be able to obtain the proxy statement and all other relevant documents filed by the Company with the SEC free of charge at the SEC’s Web site www.sec.gov or from First Data Corporation, Investor Relations Department at 6200 S. Quebec Street, Suite 340, Greenwood Village, Colorado 80111, (303) 967-6756.

Participants in the Solicitation

First Data Corporation and its directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from the stockholders of the Company in connection with the proposed transaction. Information about the Company and its directors and executive officers, and their ownership of the Company’s securities, is set forth in the proxy statement for the 2006 Annual Meeting of Stockholders of the Company, which was filed with the SEC on March 27, 2006. Additional information regarding the interests of those persons may be obtained by reading the proxy statement when it becomes available.